SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*



                           IMPSAT Fiber Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45321T202
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 25, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed


         :         Rule 13d-1(b)

         |X|       Rule 13d-1(c)

         :         Rule 13d-(d)


--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------
CUSIP No. 45321T202
-----------------------------------------------------------


----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     James G. Dinan
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               1,604,550 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   1,604,550 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,604, 550 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     15.9%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Investment Limited
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Commonwealth of the Bahamas
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               669,358 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   669,358 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     669,358 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.63%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     CO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Capital Management, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               268,551 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   268,551 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     268,551 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.66%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               69,839 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   69,839  Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     69,839 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.69%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Select Unit Trust
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               48,938 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   48,938 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     48,938 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.48%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Distressed Opportunities Fund, L.P.
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               180,756 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   180,756 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     180,756 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.79%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

----------- --------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     York Offshore Investors Unit Trust
----------- --------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b) |X|
----------- --------------------------------------------------------------------

    3       SEC USE ONLY

----------- --------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
------------------------------ ---------- --------------------------------------

          NUMBER OF                5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                               295,999 Common Shares
          OWNED BY
            EACH
          REPORTING
         PERSON WITH
------------------------------ ---------- --------------------------------------

                                   6      SHARED VOTING POWER

                                                   -0-
------------------------------ ---------- --------------------------------------

                                   7      SOLE DISPOSITIVE POWER

                                                   295,999 Common Shares
------------------------------ ---------- --------------------------------------

                                   8      SHARED DISPOSITIVE POWER

                                                   -0-
----------- --------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     295,999 Common Shares
----------- --------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

            CERTAIN SHARES*                                                   :
----------- --------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.93%
----------- --------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).                 NAME OF ISSUER:
                           --------------

                           IMPSAT Fiber Networks, Inc.


ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           -----------------------------------------------

                           Elvira Rawson de Dellepiane 150
                           Piso 8, C1107 BCA
                           Buenos Aires, Argentina


ITEM 2.(A),                NAME OF PERSON FILING; ADDRESS
(B) AND (C)                OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                           -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company, York Distressed Domestic Holdings, LLC ("York Distressed Domestic Holdings"), a New York limited liability company and York Offshore Holdings, LLC, a New York limited liability company ("York Offshore Holdings"). Dinan is also a Director and holder of a controlling interest in York Offshore Holdings, Limited. ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas. Dinan is a citizen of the United States.

     (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

     (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

     (iv)   York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

     (vi) York Distressed Opportunities Fund, L.P. ("York Distressed Opportunities"), a Delaware limited partnership.

     (vii) York Offshore Investors Unit Trust ("York Offshore Investors"), a trust organized under the laws of the Cayman Islands.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
     Trust.

     York Distressed Domestic Holdings is the General Partner of York Distressed Opportunities.

     York Offshore Holdings is the investment manager of York Offshore
     Investors.

     Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                           ------------------------------------

         The address of each of Dinan, York Capital, York Select and York Distressed Opportunities is:

                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

         The address of York Investment for purposes of this filing is:

                                    York Investment Limited
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022


         The address of York Select Trust for purposes of this filing is:

                                    York Select Unit Trust
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022


         The address of York Offshore Investors for purposes of this filing is:

                                    York Offshore Investors Unit Trust
                                    c/o York Capital Management
                                    350 Park Avenue
                                    4th Floor
                                    New York, New York 10022

ITEM 2(D).                 TITLE OF CLASS OF SECURITIES:
                           ----------------------------

                           Common Shares


ITEM 2(E).                 CUSIP NUMBER:
                           ------------

                           45321T202

ITEM 4.(A),
(B) AND (C)                OWNERSHIP.
                           ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (i)   Dinan

            (a)   Amount beneficially owned: 1,604,550 shares.

            (b)   Percent of class: 15.90%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 1,604,550 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        1,604,550 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (ii)  York Investment

            (a)   Amount beneficially owned: 669,358 shares.

            (b)   Percent of class: 6.63%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 669,358 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        669,358 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (iii) York Capital

            (a)   Amount beneficially owned: 268,551 shares.

            (b)   Percent of class: 2.66%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 268,551 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        268,551 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (iv)  York Select

            (a)   Amount beneficially owned: 69,839 shares.

            (b)   Percent of class: 0.69%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 69,839 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        69,839 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (v)   York Select Trust

            (a)   Amount beneficially owned: 48,938 shares.

            (b)   Percent of class: .48%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 48,938 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        48,938 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (vi)  York Distressed Opportunities

            (a)   Amount beneficially owned: 180,756 shares.

            (b)   Percent of class: 1.79 %.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 180,756 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        180,756 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

      (vii) York Offshore Investors

            (a)   Amount beneficially owned: 295,999 shares.

            (b)   Percent of class: 2.93%.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 295,999 shares.

                  (ii)  Shared power to vote or direct the vote -0-.

                  (iii) Sole power to dispose or direct the disposition of
                        295,999 shares.

                  (iv) Shared power to dispose or direct the disposition of -0-.

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 10,093,905 Common Shares, representing 10,000,000 Common Shares outstanding on March 31, 2003 plus the 93,905 Common Shares which would be received by the Reporting Persons upon the conversion of the $2,470,000 face amount of 2003 Notes currently issuable to the Reporting Persons by IMPSAT Fiber Networks, Inc.

ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                           OF ANOTHER PERSON.
                           ---------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                                       /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                            YORK INVESTMENT LIMITED

                                            By: YORK OFFSHORE HOLDINGS LIMITED


                                            By:    /s/ James G. Dinan
                                                   -----------------------------
                                                   James G. Dinan
                                                   Director

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                                   YORK CAPITAL MANAGEMENT, L.P.

                                                   By: DINAN MANAGEMENT, L.L.C.


                                                   By:    /s/ James G. Dinan
                                                          ----------------------
                                                          James G. Dinan
                                                          Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                                   YORK SELECT, L.P.

                                                   By:    YORK SELECT DOMESTIC
                                                          HOLDINGS, LLC


                                                   By:    /s/ James G. Dinan
                                                          ----------------------
                                                          James G. Dinan
                                                          Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                                YORK SELECT UNIT TRUST

                                                By:    YORK SELECT OFFSHORE
                                                       HOLDINGS LLC


                                                By:    /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan
                                                       Senior Managing Member

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                            YORK DISTRESSED
                                                OPPORTUNITIES FUND, L.P.

                                            By: YORK DISTRESSED
                                                DOMESTIC HOLDINGS, LLC


                                                By:    /s/ James G. Dinan
                                                       -------------------------
                                                       James G. Dinan
                                                       Senior Managing Director

ITEM 10.                   CERTIFICATION.
                           -------------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  June 16, 2003



                                              YORK OFFSHORE INVESTORS UNIT TRUST

                                              By:    YORK OFFSHORE HOLDINGS, LLC


                                              By:    /s/ James G. Dinan
                                                     --------------------------
                                                     James G. Dinan
                                                     Senior Managing Member

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                           IMPSAT FIBER NETWORKS, INC.
                      COMMON SHARES, $0.01 VALUE PER SHARE


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.


     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.


     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this sixteenth day of June, 2003.




/s/ James G. Dinan
------------------
James G. Dinan




YORK INVESTMENT LIMITED

By: YORK OFFSHORE HOLDINGS LIMITED

By: /s/ James G. Dinan
    ------------------
    James G. Dinan
    Director




YORK CAPITAL MANAGEMENT, L.P.

By: DINAN MANAGEMENT, L.L.C.

By: /s/ James G. Dinan
    ------------------
    James G. Dinan
    Senior Managing Member




YORK SELECT, L.P.

By: YORK SELECT DOMESTIC HOLDINGS, LLC

By: /s/ James G. Dinan
    ------------------
     James G. Dinan
     Senior Managing Member




YORK SELECT UNIT TRUST

By:  YORK SELECT OFFSHORE
     HOLDINGS, LLC

By: /s/ James G. Dinan
    ------------------
    James G. Dinan
    Senior Managing Member




YORK DISTRESSED
     OPPORTUNITIES FUND, L.P.

By:  YORK DISTRESSED
     DOMESTIC HOLDINGS, LLC

By: /s/ James G. Dinan
    ------------------
   James G. Dinan
   Senior Managing Member




YORK OFFSHORE INVESTORS
     UNIT TRUST

By:  YORK OFFSHORE HOLDINGS, LLC

By: /s/ James G. Dinan
    ------------------
   James G. Dinan
   Senior Managing Member